Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm,” “Financial Highlights,” “Appendix A, Form of Agreement and Plan of Reorganization and Liquidation,” and “Appendix D, Acquired Fund Financial Highlights” in the Combined Proxy Statement and Prospectus relating to the William Blair Emerging Markets Debt Fund, a series of William Blair Funds, and William Blair Emerging Income ETF, a series of William Blair ETF Trust, and reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the William Blair ETF Trust, each dated June 25, 2026, and included in this Registration Statement (Form N-14) of William Blair ETF Trust.

We also consent to the incorporation by reference of our report dated February 25, 2026, with respect to the financial statements and financial highlights of William Blair Emerging Markets Debt Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 25, 2026